RESTATED CERTIFICATE OF INCORPORATION
                                   OF
                            BORGWARNER INC.


                               ARTICLE I

                                  NAME

     The name of the corporation (hereinafter called the "Corporation") is BorgWarner Inc.


                               ARTICLE II

                           REGISTERED OFFICE

     The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street,
Wilmington, New Castle County, Delaware 19801.  The name of the
Corporation's registered agent at such address is The Corporation
Trust Company.


                              ARTICLE III

                                PURPOSE

     The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                               ARTICLE IV

                             CAPITAL STOCK

       SECTION 1. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 180,000,000, shares consisting of 150,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock"), 25,000,000 shares of
 Non-Voting Common Stock, par value $0.01 per share ("Non-Voting Common Stock" and, together with the Common Stock, the "Junior Stock"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

            (a) the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

            (b) the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

            (c) the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

            (d) whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

            (e) whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

            (f) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

            (g) whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on a parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on a parity with or ranking junior to the shares of such series in any respect;

            (h) whether such series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

            (i) any other powers, designations, preferences, and relative, participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

       The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

            SECTION 2. A statement of the powers, designations, preferences, rights, qualifications, limitations and restrictions in respect of the shares of Junior Stock is as follows:

            (1) The Board of Directors of the Corporation may cause dividends to be paid to the holders of shares of Junior Stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends or other distributions are declared, other than dividends declared with respect to the Preferred Stock, whether payable in cash, in property or in shares of stock of the Corporation, other than in shares of Common Stock or Non-Voting Common Stock, the holders of Common Stock and the holders of Non-Voting Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share equally, share for share, in such dividends or other distributions. No dividends or other distributions shall be declared or paid in shares of Common Stock or Non-Voting Common Stock or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, except dividends or other distributions payable ratably according to the number of shares of Junior Stock held by them, (x) in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Common Stock to holders of that class of stock and (y) in shares of, or options, warrants or rights to acquire or securities convertible into or exchangeable for, Non-Voting Common Stock to holders of that class of stock.

                 (2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled, the holders of Junior Stock shall be entitled, to the exclusion of the holders of Preferred Stock, to share, ratably according to the number of shares of Junior Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

            (3) (i) Except as otherwise provided in this Restated Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to vote on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of Common Stock shall be entitled to one vote for each share of such stock held by him.

            (ii) The holders of Non-Voting Common Stock shall not have any voting rights except as provided by applicable law and except that the holders of the Non-Voting Common Stock shall be entitled to vote as a separate class on any amendment to this paragraph (3)(ii) and on any amendment, repeal or modification of any provision of this Restated Certificate of Incorporation that adversely affects the powers, preferences or special rights of holders of Non-Voting Common Stock.

            (4)  (i)  Upon compliance with the provisions of paragraph
       (4)(iii) below, any Regulated Stockholder (as defined below) shall be entitled to convert, at any time and from time to time, any or all of the shares of Common Stock held by such stockholder into the same number of shares of Non-Voting Common Stock. The term "Regulated Stockholder" shall mean (a) any stockholder that is subject to the provisions of Regulation Y of the Board of Governors of the Federal Reserve System (12 C.F.R.
       Part 225) or any successor to such regulation ("Regulation Y"), and that holds shares of Junior Stock originally issued pursuant to an Investor Stock Subscription Agreement dated as of July 27, 1987 between the Corporation and the investors listed therein, or shares issued upon conversion(s) of such shares, so long as such stockholder shall hold, and only with respect to, such shares of Junior Stock or shares issued upon conversion(s) of such shares, (b) any Affiliate (as defined below) of any such Regulated Stockholder that is a transferee of any shares of Junior Stock of the Corporation, so long as such Affiliate shall hold, and only with respect to, such shares of Junior Stock or shares issued upon conversion(s) of such shares and (c) any individual, partnership, joint venture, corporation, association, trust, or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof (a "Person") (x) to which such Regulated Stockholder or any of its Affiliates has transferred such shares, so long as such transferee shall hold, and only with respect to, any shares transferred by such stockholder or Affiliate or any shares issued upon conversion(s) of such shares, and (y) which is, or any affiliate of which is, subject to the provisions of Regulation Y. As used in this Restated Certificate of Incorporation, the term "Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of this definition, the term "control" (including with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

                 (ii) (A) Upon the occurrence (or the expected occurrence as described in subparagraph (C) below) of any Conversion Event and compliance with the provisions of paragraph
       (4)(iii) below, each holder of shares of Non-Voting Common Stock shall be entitled to convert into the same number of shares of Non-Voting Common Stock being (or expected to be) distributed, disposed of or sold by such holder in connection with such Conversion Event.

                 (B) For purposes of this paragraph (4)(ii), a "Conversion Event" shall mean (a) any public offering or public sale of securities of the Corporation (including a public offering registered under the Securities Act of 1933 and a public sale pursuant to Rule 144 of the Securities and Exchange Commission or any similar rule then in force), (b) any sale of securities of the Corporation to a Person or group (within the meaning of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of Persons if, after such sales, such Person or group of Persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors (provided that such sale has been approved by the Corporation's Board of Directors or a committee thereof), (c) any sale of securities of the Corporation to a Person or group (within the meaning of the 1934 Act) of Persons if, after such sale, such Person or group of Persons in the aggregate would own or control securities of the Corporation (excluding any Non-Voting Common Stock being converted and disposed of in connection with such Conversion Event) which possess in the aggregate the ordinary voting power to elect a majority of the Corporation's directors, (d) any sale of securities of the Corporation to a Person or group (within the meaning of the 1934 Act) of Persons if, after such sale, such Person or group of Persons would not, in the aggregate, own, control or have the right to acquire more than two percent (2%) of the outstanding securities of any class of voting securities of the Corporation, and
(e) a merger, consolidation or similar transaction involving the Corporation if, after such transaction, a Person or group (within the meaning of the 1934 Act) of Persons in the aggregate would own or control securities which possess in the aggregate the ordinary voting power to elect a majority of the surviving corporation's directors (provided that the transaction has been approved by the Corporation's Board of Directors or a committee thereof).

                      (C) Each holder of Non-Voting Common Stock shall be entitled to convert shares of Non-Voting Common Stock in connection with any Conversion Event if such holder reasonably believes that such Conversion Event will be consummated, and written request for conversion from any holder of Non-Voting Common Stock to the Corporation, stating such holder's reasonable belief that a Conversion Event shall occur, shall be conclusive and shall obligate the Corporation to effect such conversion in a timely manner so as to enable each such holder to participate in such Conversion Event. The Corporation will not cancel the shares of Non-Voting Common Stock so converted before the tenth day following such Conversion Event and will reserve such shares until such tenth day for reissuance in compliance with the next sentence. If any shares of Non-Voting Common Stock are converted into shares of Common Stock in connection with a Conversion Event and such shares of Common Stock are not actually distributed, disposed of or sold pursuant to such Conversion Event, such shares of Common Stock shall be promptly converted back into the same number of shares of
Non-Voting Common Stock.

                 (iii) (a) Each conversion of shares of Junior Stock of the Corporation into shares of another class of Junior Stock of the Corporation shall be effected by the surrender of the certificate or certificates evidencing the shares of the class of stock to be converted (the "Converting Shares") at the principal office of the Corporation (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of Junior Stock) at any time during its usual business hours, together with written notice by the holder of such Converting Shares, (1) stating that the holder desires to convert the Converting Shares evidenced by such certificate or certificates into an equal number of shares of the class into which such shares may be converted (the "Converted Shares"), and (2) giving the name or names (with addresses) and denominations in which the certificate or certificates evidencing the Converted Shares shall be issued, and instructions for the delivery thereof. The Corporation shall promptly notify each Regulated Stockholder of record of its receipt of such notice. Except as otherwise provided in paragraph (4)(iii)(b), upon receipt of the notice described in the first sentence of this paragraph (4)(iii)(a), together with the certificate or certificates evidencing the Converting Shares, the Corporation shall be obligated to, and shall, issue and deliver in accordance with such instructions the certificate or certificates evidencing the Converted Shares issuable upon such conversion and a certificate (which shall contain such legends, if any, as were sent forth on the surrendered certificate or certificates) representing any shares which were represented by the certificate or certificates surrendered to the Corporation in connection with such conversion but which were not Converting Shares and, therefore, were not converted; provided, however, that if such conversion is subject to paragraph (4)(iii)(d) below, the Corporation shall not issue said certificate or certificates until the expiration of the Deferral Period referred to therein. Such conversion, to the extent permitted by law, shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates shall have been surrendered and such written notice shall have been received by the Corporation, and at such time the rights of the holder of such Converting Shares as such holder shall cease (except that in the case of a conversion subject to paragraph (4)(iii)(d) below, the conversion shall be deemed effective upon expiration of the Deferral Period referred to therein), and the person or persons in whose name or names any certificate or certificates evidencing the Converted Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Converted Shares. The Corporation shall be entitled to rely conclusively on such written notice as the truth of the statements made therein, and the Corporation shall not be liable to any person with respect to any action take or omitted to be taken by it in connection with such conversion in reliance on the statements made in such written notice.

                      (b)  Notwithstanding any provision of paragraph
       (4)(iii)(a) to the contrary, the Corporation shall not be required to record the conversion of, and no holder of shares shall be entitled to convert, shares of Non-Voting Common Stock into shares of Common Stock unless such conversion is permitted under applicable law; provided, however, that the Corporation shall be entitled to rely without independent verification upon the representation of any holder that the conversion of shares by such holder is permitted under applicable law, and in no event shall the Corporation have any liability to any such holder or any third party arising from any such conversion whether or not permitted by applicable law.

                      (c) Upon the issuance of the Converted Shares in accordance with this subsection (4), such shares shall be deemed to be duly authorized, validly issued, fully paid and non-assessable.

                      (d)  The Corporation shall not convert or
       directly or indirectly redeem, purchase or otherwise acquire any shares of Common Stock or take any other action affecting the voting rights of such shares, if such action will increase the percentage of outstanding voting securities known by the Corporation to be owned or controlled by any Regulated Stockholder (other than the stockholder which requested that the Corporation take such action, or which otherwise waives in writing its rights under this paragraph (d)) unless the Corporation gives written notice (the "First Notice") of such action to each such Regulated Stockholder. The Corporation will defer making any conversion, redemption, purchase or other acquisition or taking any such other action for a period of 30 days (the "Deferral Period") after giving the First Notice in order to allow each such Regulated Stockholder to determine whether it wishes to convert or take any other actions with respect to the Junior Stock it owns, controls or has the power to vote, and if any such Regulated Stockholder then elects to convert any shares of Common Stock, it shall notify the Corporation in writing within 20 days of the issuance of the First Notice, in which case the Corporation (i) shall defer taking the pending action until the end of the Deferral Period,
       (ii) shall promptly notify from time to time each other Regulated Stockholder holding shares of which it has knowledge of each proposed conversion and the proposed transactions, and
       (iii) effect the conversion requested by all Regulated Stockholders in response to the notices issued pursuant to this paragraph (4)(iii)(d) at the end of the Deferral Period or as soon thereafter as is reasonably practicable.

                      (e) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Non-Voting Common Stock or its treasury shares, solely for the purpose of issuance upon conversion of shares of Common Stock or Non-Voting Common Stock, such number of shares of such class as shall then be issuable upon the conversion of all outstanding shares of Common Stock and Non-Voting Common Stock.

                      (f) Shares of Common Stock or Non-Voting Common Stock that are converted into shares of any other class shall not be reissued, except that (x) shares of Common Stock that are converted into shares of Non-Voting Common Stock may be reissued upon the conversion of such shares of Non-Voting Common Stock and (y) shares of Non-Voting Common Stock that are converted into shares of Common Stock may be reissued upon the conversion of such shares of Common Stock.

                      (g)  The issuance of certificates evidencing
       shares of any class of Junior Stock upon conversion of shares of any other class of Junior Stock pursuant to this Article IV shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion; provided, however, the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of record of the Junior Stock converted.

                 (iv) If the Corporation shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the outstanding shares of any of the Common Stock or the Non-Voting Common Stock, the outstanding shares of the other classes (or series) of Junior Stock shall be proportionately subdivided or combined, as the case may be, and effective provision shall be made for the protection of all conversion rights hereunder. In case of any reorganization, reclassification or change of shares of Junior Stock (other than a change in par value, or from par value to no par value as a result of a subdivision or combination), or in case of any consolidation of the Corporation with one or more other corporations or a merger of the Corporation with another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or change of outstanding shares of Common Stock), or in case of any sale, lease or other disposition to another corporation (other than a wholly owned subsidiary of the Corporation) of all or substantially all the assets of the Corporation, each holder of a share of Junior Stock, irrespective of class (or series), shall have the right at any time thereafter, so long as the conversion right hereunder with respect to such shares of Junior Stock would have existed had such event not occurred, to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition by a holder of the number of shares of the class of Junior Stock into which such shares of Junior Stock might have been converted immediately prior to such reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the certificate of incorporation of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Junior Stock of each class and series that shall be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property deliverable upon conversion of shares of Junior Stock into which such Junior Stock might have been converted immediately prior to such event.


                               ARTICLE V

                           BOARD OF DIRECTORS

            SECTION 1. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.
Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

            SECTION 2. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect directors under specified circumstances, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, in such a manner as may be prescribed by the By-Laws.

            SECTION 3. The directors, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation, shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the annual meeting of stockholders to be held in 1994, the term of office of the second class at the annual meeting of stockholders to be held in 1995, and the term of office of the third class at the annual meeting of stockholders to be held in 1996. Members of each class shall hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the Corporation, commencing with the annual meeting to be held in 1994, the successors of the class of directors whose term expires at that meeting shall be elected by a plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

            SECTION 4. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect directors under specified circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class. For the purpose of this Restated Certificate of Incorporation, "Voting Stock" shall mean the shares of capital stock of the Corporation entitled to vote generally in the election of directors.

            SECTION 5. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

            SECTION 6. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article V.


                               ARTICLE VI

                    MAKING AND AMENDMENT OF BY-LAWS

            SECTION 1. Power of Directors. The Board of Directors, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware and by this Restated Certificate of Incorporation, is expressly authorized to make, amend or repeal the By-Laws of the Corporation; provided, however, that any such making, amendment or repeal must be approved by resolution of the Board of Directors adopted by the affirmative vote of not less than a majority of the total number of directors.

            SECTION 2. Stockholder Action. By-Laws shall not be made, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the affirmative vote of the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting together as a single class.


                              ARTICLE VII

                                MEETINGS

            SECTION 1. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect directors under specific circumstances, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be affected by any consent in writing in lieu of a meeting of such stockholders.

            SECTION 2. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect directors under specified circumstances, special meetings of the stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors or by any person or committee expressly so authorized by the Board of Directors pursuant to a resolution approved by a majority of the total number of directors. Except as provided herein, no person shall have authority to call a special meeting of the stockholders.

            SECTION 3. Notwithstanding anything contained in this Restated Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding Voting Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article VII.


                              ARTICLE VIII

             ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

            A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of this Article VIII shall not adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such amendment or repeal.


                               ARTICLE IX

                            INDEMNIFICATION

       SECTION 1. Parties and Conduct Within Coverage. To the extent permitted by Delaware law from time to time in effect, and subject to the provisions of Section 2 of this Article, the Corporation shall indemnify (i) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise ("Affiliated Indemnitee"), and (ii) any person who is the lawful spouse of an Affiliated Indemnitee at the time such action, suit or proceeding is threatened or commenced against such Affiliated Indemnitee, who was or is a party or is threatened to be made a party to any such action, suit or proceeding solely by reason of the fact that he or she is the spouse of an Affiliated Indemnitee and who is represented by the same counsel as the Affiliated Indemnitee in such action, suit or proceeding ("Eligible Spouse"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if such Affiliated Indemnitee acted in good faith or in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had unreasonable cause to believe that this conduct was unlawful.

            SECTION 2.     Determination.  Any indemnification under
Section 1 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of an Affiliated Indemnitee or Eligible Spouse is proper in the circumstances because the Affiliated Indemnitee has met the applicable standard of conduct set forth in
Section 1. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding or (2) if such a quorum is not obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the Corporation) in a written opinion, or (3) by the stockholders.

            SECTION 3. Successful Defense. If an Affiliated Indemnitee or Eligible Spouse has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in
Section 1 of this Article, or with respect to any claim, issue or matter therein (to the extent that a portion of his or her expenses can be reasonably allocated thereto), he or she can be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

            SECTION 4. Advances. Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding, or the threat thereof, may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors, whether a disinterested quorum exists or not, upon receipt of an undertaking by or on behalf of the Affiliated Indemnitee or, as applicable, an Eligible Spouse, to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.

            SECTION 5. Provisions Not Exclusive. The indemnification provided by this Article shall not be deemed exclusive of any other rights to which an Affiliated Indemnitee or Eligible Spouse may be entitled under any agreement, vote of stockholders or disinterested directors, or otherwise, both as to the action in an Affiliated Indemnitee's official capacity and as to action in another capacity while holding such office, and shall continue to an Affiliated Indemnitee (and his or her Eligible Spouse) who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of an Affiliated Indemnitee or Eligible Spouse.

            SECTION 6. Insurance. The Corporation may purchase and maintain insurance on behalf of any Affiliated Indemnitee or Eligible Spouse against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article or of Section 145 of the General Corporation Law of the State of Delaware.


                               ARTICLE X

              EVALUATION OF CERTAIN ACQUISITION PROPOSALS

            The Board of Directors of the Corporation, when evaluating any proposal from another party to (a) make a tender offer for equity securities of the Corporation; (b) merge or consolidate the Corporation with another corporation; or (c) purchase or otherwise acquire substantially all of the properties and assets of the Corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects on the employees, customers, suppliers and other constituents of the Corporation and its subsidiaries and on the communities in which they operate or are located.

                               ARTICLE XI

                               AMENDMENTS

            Except as may be expressly provided in this Restated Certificate of Incorporation, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation or any certificate of designation of any series of Preferred Stock, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed herein or by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI.